Exhibit 1.2

Execution Version

EARLYBIRDCAPITAL, INC.

366 Madison Avenue

New York, New York 10017

June 19, 2017

Bison Capital Acquisition Corp.

609-610 21st Century Tower

No. 40 Liangmaqiao Road

Chaoyang District, Beijing 100016, China

Ladies and Gentlemen:

This is to confirm our agreement whereby Bison Capital Acquisition Corp., a British Virgin Islands company (“Company”), has requested EarlyBirdCapital, Inc. (the “Advisor”) to assist it in connection with the Company merging with, acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination (in each case, a “Business Combination”) with one or more businesses or entities (each a “Target”), as described in the Company’s Registration Statement on Form S-1 (File No. 333-218404) filed with the Securities and Exchange Commission (“Registration Statement”) in connection with its initial public offering (“IPO”).

1.            Services and Fees.

(a)          The Advisor will:

(i)	Hold meetings with Company stockholders to discuss the Business Combination and the Target’s attributes;

(ii)	Introduce the Company to potential investors to purchase the Company’s securities;

(iii)	Assist the Company in trying to obtain shareholder approval for the Business Combination or in minimizing the number of tenders in a tender offer, including assistance with the Company’s proxy statement or tender offer materials; and

(iv)	Assist the Company with any press releases and filings related to the Business Combination or the Target.

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(b)          As compensation for the foregoing services, the Company will pay the Advisor a cash fee equal to 3% of the gross proceeds of the IPO (“Fee”). The Fee is due and payable to the Advisor by wire transfer at the closing of the Business Combination (“Closing”). If a proposed Business Combination is not consummated for any reason, no Fee shall be due or payable to the Advisor hereunder. The Fee shall be exclusive of any finder’s fees which may become payable to the Advisor pursuant to any subsequent agreement between the Advisor and either of the Company or the Target.

(c)           Notwithstanding the foregoing, the Fee will be reduced by an amount equal to 2% of the dollar amount of purchases of the Company’s ordinary shares by investors introduced to the Company by its sponsor, officers, directors or their affiliates following announcement by the Company of a proposed initial Business Combination, where such investors hold the purchased ordinary shares through the vote on such Business Combination and do not seek conversion of their shares in connection with such proposed Business Combination; provided, however, that the Fee will not be reduced by more than $500,000.

2.             Expenses.

At the Closing, the Company shall reimburse the Advisor for all reasonable costs and expenses incurred by the Advisor (including reasonable fees and disbursements of counsel) in connection with the performance of its services hereunder; provided, however, all expenses in excess of $5,000 in the aggregate shall be subject to the Company’s prior written approval, which approval shall not be unreasonably withheld.

3.             Company Cooperation.

The Company will cooperate with the Advisor as may be necessary for the efficient performance by the Advisor of its obligations hereunder, including, but not limited to, providing to the Advisor and its counsel, on a timely basis, all documents and information regarding the Company and Target that the Advisor may reasonably request or that are otherwise relevant to the Advisor’s performance of its obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, suppliers, customers, consultants and advisors available to the Advisor; and, using commercially reasonable efforts to provide the Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify the Advisor of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to the Advisor’s engagement hereunder.

4.             Representations; Warranties and Covenants.

The Company represents, warrants and covenants to the Advisor that all Information it makes available to the Advisor by or on behalf of the Company in connection with the performance of its obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination.

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5.             Indemnity.

The Company shall indemnify the Advisor and its affiliates and directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex 1, the Advisor agrees, if there is no Closing, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account (“Trust Account”) established in connection with the IPO; (ii) to waive any claim it may have in the future as a result of, or arising out of, any services provided to the Company hereunder; and (iii) the Advisor will not seek recourse against the Trust Account with respect to the Fee or its expenses hereunder.

6.             Use of Name and Reports.

Without the Advisor’s prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee or agent thereof) shall quote or refer to (i) the Advisor’s name, (ii) any advice rendered by the Advisor to the Company, or (iii) any communication from the Advisor in connection with performance of its services hereunder, except as required by applicable federal or state law, regulation or securities exchange rule.

7.             Status as Independent Contractor.

The Advisor shall perform its services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that the Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such services, the Advisor will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisor nor any of the Advisor’s officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8.             Potential Conflicts.

The Company acknowledges that the Advisor is a full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. In the ordinary course of business, the Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict the Advisor or any of its affiliates in conducting such business, subject to applicable securities laws.

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9.             Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

10.           Notices.

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this Section.

11.           Successors and Assigns.

This Agreement may not be assigned by either party without the written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

12.           Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such parties. The Company’s engagement of any other consultant(s) shall not affect the Advisor’s right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

13.           Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws.

In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the dispute shall either be (i) resolved through final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) or (ii) brought and enforced in the courts of the State of New York, County of New York under the accelerated adjudication procedures of the Commercial Division, or the United States District Court for the Southern District of New York, in each event at the discretion of the party initiating the dispute. Once a party files a dispute (if arbitration, by sending JAMS a Demand for Arbitration) with one of the above forums, the parties agree that all issues regarding such dispute or this Agreement must be resolved before such forum rather than seeking to resolve it through another alternative forum set forth above.

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In the event the dispute is brought before the AAA, the arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel. Each of the parties agrees that the decision and/or award made by the arbitrators shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. Furthermore, the parties to any such arbitration shall be entitled to make one motion for summary judgment within 60 days of the commencement of the arbitration, which shall be decided by the arbitrators prior to the commencement of the hearings.

In the event the dispute is brought by a party in the courts of the State of New York or the United States District Court for the Southern District of New York, each party irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, postage prepaid, addressed to such party at the address set forth at the beginning of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the party being served in any action, proceeding or claim. The parties agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

The Company hereby appoints, without power of revocation, CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its agent to accept and acknowledge on its behalf service of any and all process which may be served in any arbitration, action, proceeding or counterclaim in any way relating to or arising out of this Agreement. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of this Agreement.

14.           Counterparts.

This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

[Signature page follows]

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If the foregoing correctly sets forth the understanding between the by Advisor and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

EARLYBIRDCAPITAL, INC.

By:	/s/ Steve Levine
Name:	Steve Levine
Title:	CEO

[Advisory’s Signature Page to Business Combination Marketing Agreement]

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AGREED AND ACCEPTED BY:

BISON CAPITAL ACQUISITION CORP.

By:	/s/ James Jiayuan Tong
Name:	James Jiayuan Tong
Title:	Chief Executive Officer,
Chief Financial Officer and Director

[Company’s Signature Page to Business Combination Marketing Agreement]

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ANNEX I

Indemnification

In connection with the Company’s engagement of EarlyBirdCapital, Inc. (the “Advisor”) pursuant to that certain letter agreement (“Agreement”) of which this Annex forms a part, Bison Capital Acquisition Corp. (the “Company”) hereby agrees, subject to the second paragraph of Section 5 of the Agreement, to indemnify and hold harmless the Advisor and its affiliates and its respective directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and reasonable expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that (A) are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company relating to the Company’s engagement of the Advisor under this Agreement, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of the Advisor, or (B) otherwise related to or arise out of the Advisor’s activities on the Company’s behalf under the Advisor’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the breach of the Agreement, fraud, bad faith, gross negligence or willful misconduct of any Indemnified Person. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of the Advisor except for any Claim incurred by the Company as a result of such Indemnified Person’s breach of the Agreement, fraud, bad faith, gross negligence or willful misconduct.

The Company further agrees that it will not, without the prior written consent of the Advisor, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim. The Company shall not be liable for any settlement or compromise or consent to the entry of a judgment of any claim against any Indemnified Person if made without the Company’s prior written consent. No Indemnified Person seeking indemnification, reimbursement or contribution under this Annex will, without the Company’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph unless such Indemnified Person releases the Company from all liability.

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Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except if the Company or any relevant defense is prejudiced thereby. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the reasonable fees and expenses of such counsel. Upon receipt of notice from the Company to such Indemnified Person of the Company’s election so to assume the defense of the relevant proceeding, the Company will not be liable to such Indemnified Person for expenses incurred by any Indemnified Person in connection with the defense thereof. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company that cannot be made, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel, provided that the Company shall be required to pay only one separate counsel for all Indemnified Persons. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect, without reasonable cause, that results in failure against such Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and the reasonable amounts paid as a result of such Claim or the compromise or settlement thereof.

In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense. Any counsel of the Indemnified Persons shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company, as applicable. The Indemnified Persons shall cooperate with the Company in any defense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not the Advisor is an Indemnified Person), the Company and the Advisor shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Advisor on the other, in connection with the Advisor’s engagement referred to above, subject to the limitation that in no event shall the amount of the Advisor’s contribution to such Claim exceed the amount of fees actually received by the Advisor from the Company pursuant to the Advisor’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and the Advisor on the other, with respect to the Advisor’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its shareholders as the case may be, pursuant to the transaction (whether or not consummated) for which the Advisor is engaged to render services bears to (b) the fee paid or proposed to be paid to the Advisor in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

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